EXHIBIT 99.1
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[GRAPHIC OMITTED]                                                       CITIGATE
[LOGO - THE R.O.C. TAIWAN FUND]                                        FINANCIAL
                                                                    INTELLIGENCE


FOR IMMEDIATE RELEASE

CONTACTS:

Michael Ding, International Investment
         Trust Company Ltd., 011-886-2-2713-7702

Patricia Baronowski
         Citigate Financial Intelligence, 201-499-3500

Web site: http://www.roctaiwanfund.com


        THE R.O.C. TAIWAN FUND ANNOUNCES CHANGE OF NAME AND MORE FOCUSED
               INVESTMENT STRATEGY, CONVERSION TO SELF-MANAGEMENT
                           AND DECLARATION OF DIVIDEND


(New York, New York, December 9, 2003) The R.O.C. Taiwan Fund (NYSE: ROC), a diversified closed-end registered investment company listed on the New York Stock Exchange, announced today that its Trustees have decided to change its name to the Taiwan Greater China Fund (anticipated symbol TFC) and that the Fund will primarily invest in Taiwan listed companies that derive or expect to derive a significant portion of their revenues from operations in or exports to mainland China. The Fund stated that its Board of Trustees believes that Taiwan listed companies are uniquely positioned to enable foreign investors to participate in the rapidly growing mainland China economy. The Board further believes that the Fund's new name, which is expected to become effective by January 2004, will more accurately reflect this investment strategy.

The Fund also announced that it would end its investment management agreement with International Investment Trust Company Limited (IIT) and would convert to internal management. In that connection the Fund announced that Steven R. Champion has agreed to become the Fund's President, Chief Executive Officer and portfolio manager.

Mr. Champion was based in Taipei for 14 years. He served as President of IIT and the Fund's portfolio manager in Taipei from 1987 to 1992. He also served as President of the Fund from 1989 to 1992. Among other subsequent senior management positions, Mr. Champion served as Chief Investment Officer of Aetna International from 1997 to 2001.


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                                                                        CITIGATE
                                       -2-                             FINANCIAL
                                                                    INTELLIGENCE



Mr. Champion commented: "It is a great pleasure to renew my association with the Fund and have the opportunity to implement its unique investment focus. Taiwan is the largest investor in mainland China with $80 to $100 billion dollars invested. China replaced the United States two years ago as the largest export market for Taiwan's goods and services. With more than half a million Taiwanese living and doing business in mainland China, no one knows how to succeed in business there better than the Taiwanese. We intend to capitalize on that expertise. A substantial number of the companies listed on the Taiwan Stock Exchange have invested or are doing business in mainland China, and an increasing percentage of mainland China's total exports -- including more than two -thirds of mainland China's IT industry exports -- come from Taiwanese companies that have invested in mainland China. The smartest way for foreign investors to invest in mainland China is through Taiwan listed companies doing business there. Those companies' greater transparency and Taiwan's strong legal system offer investors an ideal way to participate in mainland China's impressive economic growth."

The Fund stated that it expects to commence internal management in January 2004 upon the completion of hiring an internal administrative and analytical staff, entry into appropriate administrative and custodial agreements and the satisfaction of applicable regulatory requirements in Taiwan. The Fund expects that IIT will continue to provide certain administrative services to the Fund after the conversion to internal management and that Central Trust of China will continue to serve as the Fund's custodian.

In addition, the Fund announced that Chi-Chu Chen and Michael Ding, respectively the Chairman and President of IIT, had stated that they intend to resign from their positions as Trustees of the Fund upon the Fund's conversion to internal management. The Trustees of the Fund expressed their appreciation to Messrs. Chen and Ding for their distinguished services to the Fund and for IIT's long and dedicated service as the Fund's investment manager. The Fund stated that Robert Parker, who has been a Trustee of the Fund since 1998 and is a well-known figure in the Taiwan business community, will become Chairman of the Fund's Board of Trustees upon Mr. Chen's resignation.

Separately, the Fund announced that it had declared a dividend of US$.06 a share, payable on January 23, 2004 to shareholders of record on December 19, 2003 (ex-date December 17, 2003).

The dividend, in the total amount of approximately US$1,962,000, represents a distribution of the Fund's net dividend and interest income, increased by the recognition of mark-to-market gains deriving from the Fund's investment in certain Taiwanese companies classified as passive foreign investment companies for U.S. federal income tax purposes, for the period from November 1, 2002 to October 31, 2003. In addition, the Fund intends to make an election that will require shareholders to recognize additional taxable income of approximately US$.044 a share attributable to withholding taxes paid by the Fund in Taiwan, all of which may, for most U.S. taxpaying shareholders, be taken as a credit against their U.S. income tax liabilities and may in any event, if not taken as a tax credit, be taken as a deduction from such a shareholder's taxable income.

The R.O.C. Taiwan Fund is listed and publicly traded in the United States. The Fund is organized for investment in securities of R.O.C. issuers by non-R.O.C. investors.

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